Exhibit 10(c)

PROTECTIVE LIFE CORPORATION
EXCESS BENEFIT PLAN
(AMENDED AND RESTATED AS OF JULY 1, 2001)

        This Excess Benefit Plan was adopted by the Company for the purpose of providing benefits to certain employees of the Company and its subsidiaries in excess of the Limitations imposed by of the Code on the Company’s Pension Plan.

1. Definitions. Each of the following words and phrases as used herein shall have the meanings set forth in this Section 1. Any term which is not defined in this Section 1 but which is used in the Plan and which is defined in the Pension Plan shall have the meaning set forth therein. Whenever necessary or appropriate to the meaning hereof, the singular shall include the plural, and the plural shall include the singular.

        (a) The “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any provision of the Code shall include such provision, any comparable provision or provisions of any legislation that amends or supersedes such provision, and any regulatons or rulings with respect thereto.

        (b) The "Company" means Protective Life Corporation, a Delaware corporation.

        (c) The "Committee" means the Compensation Committee of the Company's Board of Directors.

        (d) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any provision of ERISA shall include such provision, any comparable provision or provisions of any legislation that awards or supersedes such provision, and any regulations or rulings with respect thereto.

        (e) The “Limitations” mean the limitations set forth in Section 415 of the Code with respect to benefits payable under the Pension Plan and Section 401(a)(17) of the Code with respect to compensation included for purposes of benefit determination under the Pension Plan. References to the Limitations shall include any cost of living adjustments made by the Secretary of the Treasury pursuant to Sections 415(d) and 401(a)(17) of the Code.

        (f) An "Excess Benefit" means a benefit provided under the Plan to a Participant or his or her Beneficiary.

        (g) A “Participant” under this Plan means an employee of the Company or its subsidiaries who is a participant in the Pension Plan and whose benefits under the Pension Plan are reduced by application of the Limitations; provided, however that with respect to a participant in the Pension Plan who retired or whose employment with the Company or its subsidiaries otherwise terminated before January 1, 2000, a Participant shall be limited to a participant in the Pension Plan who has been notified in writing by the Committee that he or she is covered under this Plan.

        (h) The “Plan” means this Excess Benefit Plan established by the Company effective September 1, 1984 and as amended and restated from time to time thereafter.

        (i) The "Pension Plan" means the Protective Life Corporation Pension Plan, as amended from time to time.

        2. Purpose. The Plan is intended to be (1) an “excess benefit plan” within the meaning of Section 3(36) of ERISA, (2) a plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA, and (3) “unfunded” within the meaning of the Code and ERISA. Thus, Excess Benefits will not and may not be funded in any respect, and the payment thereof shall be made at the appropriate time or times from the general assets of the Company. Should any provision of the Plan be inconsistent with the Code, ERISA or any regulations issued thereunder, or with any provision of law, regulation, ruling or decision governing the status of the Plan or the Pension Plan, the Company shall take whatever steps are necessary to conform it to the applicable authority.

        3. Normal Retirement. If a Participant retires at or after the Participant’s Normal Retirement Date in accordance with the Pension Plan, the Participant shall be entitled to an Excess Benefit equal to (i) the amount of the Participant’s normal retirement benefit under the Pension Plan, based upon the Participant’s election as to the form of benefit payment, without regard to the Limitations, reduced by (ii) the amount of the normal retirement benefit which the Participant is entitled to receive under the Pension Plan, based upon the Participant’s election as to the form of benefit payment, after application of the Limitations.

        4. Early Retirement. If a Participant retires prior to his or her Normal Retirement Date in accordance with the provisions of the Pension Plan, the Participant shall be entitled to an Excess Benefit equal to (i) the amount of his or her early retirement benefit under the Pension Plan, based upon the Participant’s election as to the form of benefit payment, without regard to the Limitations, reduced by (ii) the amount of the early retirement benefit which the Participant is entitled to receive under the Pension Plan, based upon the Participant’s election as to the form of benefit payment, after application of the Limitations.

        5. Disability Retirement. If a Participant becomes totally and permanently disabled in accordance with the Pension Plan, the Participant shall be entitled to an Excess Benefit equal to (i) the amount of the Participant’s disability retirement benefit under the Pension Plan without regard to the Limitations, reduced by (ii) the amount of the disability retirement benefit which the Participant is entitled to receive under the Pension Plan, after application of the Limitations.

        6. Termination of Employment. If a Participant is eligible to receive a deferred vested retirement benefit under the Pension Plan, the Participant shall be entitled to an Excess Benefit equal to (i) the amount of the Participant’s deferred vested retirement benefit under the Pension Plan, based upon the Participant’s election as to the form of benefit payment without regard to the Limitations, reduced by (ii) the amount of the deferred vested retirement benefit which the Participant is entitled to receive under the Pension Plan, based upon the Participant’s election as to the form of benefit payment, after application of the Limitations.

        7. Death. If a Participant’s Beneficiary becomes eligible at any time to receive a death benefit payable before or after the commencement of the Participant’s benefit under the Pension Plan, the Beneficiary shall be entitled to an Excess Benefit equal to (i) the amount of the death benefit which the Beneficiary is entitled to receive under the Pension Plan without regard to the Limitations, reduced by (ii) the amount of the death benefit which the Beneficiary is entitled to receive under the Pension Plan, after application of the Limitations.

        8. Benefit Payments. Except as otherwise specifically provided herein, the payment of a benefit to which a Participant or Beneficiary shall be entitled under this Plan shall be made in the same manner and subject to the same conditions as is the benefit under the Pension Plan.

        9. Single Sum Provisions. Notwithstanding any other provisions of the Plan to the contrary, if a Participant’s employment terminates for any reason, including Normal Retirement, and the present value of the Excess Benefit payable to the Participant or the Participant’s Beneficiary under this Plan is less than $50,000, the Company may, in its sole discretion, elect to distribute the present value of the Excess Benefit in a single sum payment. If the Company elects to distribute the Excess Benefit in a single sum payment such payment shall be made as soon as practicable following the Participant’s termination of employment (or, if the Participant has died, the date on which the Company receives written notice of the Participant’s death). Any such payment shall be in full satisfaction of the Company’s obligations under the Plan.

        10. Administration. Notwithstanding the incorporation of various provisions of the Pension Plan into this Plan, all matters pertaining to benefit payments, options and elections hereunder shall be administered by the Committee, which shall have the sole authority to interpret and act on behalf of the Company hereunder.

        11. Tax Withholding. All payments under the Plan shall be subject to applicable federal, state and local tax withholding. If taxes are imposed under the Federal Insurance Contributions Act or any other tax law (“Advance Taxes”) with respect to the Excess Benefits payable to a Participant or Beneficiary, and the Participant’s or Beneficiary’s portion of such Advance Taxes is due and payable before payment of an Excess Benefit at least equal in amount to such portion of such Advance Taxes, then (a) the Company shall remit such Advance Taxes as required by law, and (b) the Committee shall request the Participant or Beneficiary to pay the Participant’s or Beneficiary’s portion of such Advance Taxes to the Company. If the Participant or Beneficiary fails to pay such amount, the Company shall (1) treat such amount remitted as taxable income to the Participant or Beneficiary, in accordance with all laws regarding tax liability, withholding and reporting, and (2) reduce the value of the Excess Benefits otherwise payable hereunder to take into account, on an actuarial basis, the present value of all taxes remitted by the Company with respect to the Participant’s or Beneficiary’s portion of such Advance Taxes.

        12. Amendment or Termination. The Plan may be amended or terminated at any time by the Company with respect to any or all Participants by written instrument executed with the same formality as the Plan; provided that no such amendment or termination shall impair the benefits a Participant has accrued under the Plan before such amendment or termination.

        13. Governing Law. Except as provided under federal law, the provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Alabama.

        14. Non-Alienation of Benefits. Except as provided in Section 11, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, encumbrance or charge by a Participant, a Participant’s Beneficiary, or anyone claiming under or through either of them.

        IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this document effective as of July 1, 2001.

ATTEST:	PROTECTIVE LIFE CORPORATION
/s/Deborah J. Long	/s/John D. Johns
Its Secretary	Its President and Chief Operating Officer